Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Forest City Realty Trust, Inc. of our report dated July 10, 2015 relating to the balance sheet of Forest City Realty Trust, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP

Cleveland, OH

July 10, 2015